Consent of Independent Registered Public Accounting Firm

The Board of Trustee
The Dreyfus/Laurel Funds Trust:

We consent to the reference to our firm under the heading "Counsel and Independent Registered Publice Accounting Firm" in the statement of additional information.

KPMG LLP

New York, New York
September 23, 2005